Exhibit 5.1

June 30, 2008

FullCircle Registry, Inc

161 Alpine Drive

Shelbyville, KY 40065

Re:           FullCircle Registry, Inc. Registration Statement on Form S-1

Gentlemen:

We have acted as counsel to FullCircle Registry, Inc., a Nevada corporation, (the “Company”) in connection with the Registration Statement on Form S-1 (File No. 333-152062) (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale by the selling security holders named in the Registration Statement of up to (a) 1,000,000 shares of class B preferred stock (the “Shares”) which pay an annual dividend at the rate of $.02 per share and which are convertible at the rate off 10 to 1 two years after their issuance.  This opinion is furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-K.

In rendering this opinion, we have examined the following documents: (i) a copy of the Articles of Incorporation, as amended, of the Company filed with the Secretary of State of the State of Nevada;  (ii) a copy of the Company’s Bylaws, as amended as of the date hereof; (iii) resolutions adopted by the Board of Directors of the Company relating to the approval of the issuance of the Shares; (iv) the Registration Statement; and (V) such other documents we deemed necessary in order to render the opinions below.  We have assumed and relied, as to questions of fact, on the truth, completeness, authenticity and due authorization of all documents and records examined, the genuineness of all signatures and the legal capacity of natural persons.  We have not made any independent investigation in rendering this opinion other than the document examination described.  This opinion is limited to the laws of the State of Nevada.

Based upon and subject to the assumptions, qualifications and limitations set forth in this letter, we are of the opinion that the Shares, have been duly authorized by corporate action and, if and when sold, paid for and issued in accordance with the terms of the Registration Statement will be validly issued, fully paid and non-assessable.

We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may come to our attention or any changes in laws which may occur after the date of effectiveness of the Registration Statement.

This opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus, which is part of the Registration Statement.  In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Securities Act or the General Rules and Regulations promulgated thereunder.

Sincerely,

/S/ Lynch, Cox, Gilman & Mahan, PSC